UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2021

HERITAGE INSURANCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36462	45-5338504
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 McCormick Drive, Suite 300 Clearwater, Florida	33759
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 362-7202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HRTG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Fifth Amendment to Credit Agreement

On July 28, 2021, Heritage Insurance Holdings, Inc. and its subsidiary guarantors (together, the “Company”) amended that certain Credit Agreement dated as of December 14, 2018 (as amended to date, the “Credit Agreement”) by entering into the Fifth Amendment to the Credit Agreement (the “Fifth Amendment”) with the lenders from time to time party to the Credit Agreement, and Regions Bank, as administrative agent and collateral agent.

The Fifth Amendment amended the Credit Agreement to, among other things, (i) increase the revolving credit facility from $50 million to $75 million and make related changes to the Credit Agreement, (ii) provide for a $13.75 million advance under the existing $75 million term loan facility resulting in an aggregate of $70 million principal amount outstanding as of the date of the Fifth Amendment, extend the maturity of the term loan facility from December 2023 to July 2026 and reduce the amortization of the term loan facility, (iii) reduce the applicable margin for loans under the Credit Agreement to 2.5% to 3.0% per annum for LIBOR loans (reduced from the prior range of 3.25% to 3.75%) and 1.5% to 2.0% per annum for base rate loans (reduced from the prior range of 2.25% to 2.75%), in each case based on a consolidated leverage ratio ranging from less than or equal to 1.25-to-1 to greater than 2.25-to-1 (previously less than or equal to 2.0-to-1 to greater than 3.0-to-1), (iv) revise certain negative covenants to provide the Company with more flexibility and (v) provide mechanics relating to a transition away from LIBOR as a benchmark interest rate and replace LIBOR with an alternative benchmark rate. All other material terms of the Credit Agreement remain unchanged.

The net proceeds from the advance were used to repay approximately $10 million in principal amount outstanding under the revolving credit facility and for general corporate purposes.

Certain Relationships

The lenders under the Credit Agreement and their affiliates may in the future engage in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they may receive customary fees and expenses.

The above summary description of the Fifth Amendment does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Fifth Amendment, a copy of which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is hereby incorporated into this Item 2.03 by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Fifth Amendment to Credit Agreement, dated July 28, 2021, among Heritage Insurance Holdings, Inc., certain subsidiaries of Heritage Insurance Holdings, Inc. from time to time party as guarantors, the lenders from time to time party and Regions Bank, as Administrative Agent and Collateral Agent.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Date: August 3, 2021	By:	/s/ Kirk Lusk
Kirk Lusk
Chief Financial Officer